EXHIBIT 9.1

Execution Copy

STOCKHOLDERS AGREEMENT

SOUTHERN GRAPHICS INC.

Dated as of December 30, 2005

ARTICLE I	COVENANTS AND AGREEMENTS	1

1.1.	Financial Statements and Other Information	1
1.2.	Restrictions on Transfers of Securities	3
1.3.	Right of First Refusal	4
1.4.	Required Sale or Recapitalization	5
1.5.	Tag-Along Rights	6
1.6.	Preemptive Rights	8
1.7.	Fund Activities	10
1.8.	Regulatory Compliance Cooperation	11

ARTICLE II	CORPORATE ACTIONS	11

2.1.	Certificate of Incorporation and Bylaws	11
2.2.	Directors and Voting Agreements	11
2.3.	Right to Remove Certain of the Company’s Directors	12
2.4.	Right to Fill Certain Vacancies in Company’s Board	12
2.5.	Amendment of Certificate of Incorporation and Bylaws	12
2.6.	Requirement for Board Action	12
2.7.	Observers’ Rights	13

ARTICLE III	ADDITIONAL RESTRICTIONS ON TRANSFERS OF THE INCENTIVE SECURITIES HELD BY MANAGEMENT INVESTORS	13

3.1.	Certain Definitions	13
3.2.	Restrictions on Transfer	15
3.3.	Purchase Option	16
3.4.	Involuntary Transfers	18
3.5.	Purchaser Representative	19
3.6.	Section 83(b) Elections	19

ARTICLE IV	REGISTRATION RIGHTS	20

ARTICLE V	DEFINITIONS	20

5.1.	Defined Terms	20
5.2.	Additional Terms	23

ARTICLE VI	MISCELLANEOUS

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6.2.	Survival of Representations and Warranties
6.3.	Successors and Assigns; Entire Agreement
6.4.	Separability
6.5.	Notices
6.6.	Governing Law
6.7.	Headings
6.8.	Counterparts
6.9.	Further Assurances
6.10.	Termination
6.11.	Remedies
6.12.	Party No Longer Owning Securities
6.13.	No Effect on Employment
6.14.	Pronouns
6.15.	Future Investors

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STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT, dated as of December 30, 2005 (the “Agreement”), by and among SOUTHERN GRAPHICS INC., a Delaware corporation (the “Company”), CITIGROUP VENTURE CAPITAL EQUITY PARTNERS, L.P., a Delaware limited partnership, CVC EXECUTIVE FUND LLC, a Delaware limited liability company, CVC/SSB EMPLOYEE FUND, L.P., a Delaware limited partnership (collectively, the “Fund”), certain employees of CVC Management LLC (and Affiliates of such employees) listed on the signature pages hereto (the “CVC Investors”) and each other person or entity that may become a party to this Agreement. The Fund, the CVC Investors and any other investor in the Company who becomes a party to or agrees to be bound by this Agreement are sometimes referred to hereinafter individually as an “Investor” and collectively as the “Investors.”

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

COVENANTS AND AGREEMENTS

1.1. Financial Statements and Other Information.

(a) The Company shall deliver to each Investor and Permitted Transferee as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated and consolidating balance sheet of the Company and its subsidiaries as of the end of such year, and consolidated and consolidating statements of income and cash flows of the Company and its subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation.

(b) In addition to the information provided in Section 1.1 (a), the Company shall deliver to each Qualified Investor the following information:

(i) Monthly Statements. As soon as available, but no later than 30 days after the end of each monthly accounting period, an unaudited consolidated financial report of the Company and its Subsidiaries in the form provided to the Company’s senior management which shall include: (A) a profit and loss statement for such monthly accounting period, together with a cumulative profit and loss statement from the first day of the current year to the last day of such monthly accounting period; (B) a balance sheet as at the last day of such monthly accounting period; (C) a cash flow analysis for such monthly accounting period on a cumulative basis for the fiscal year to date; and (D) to the extent otherwise prepared, (x) a comparison between the actual figures for such monthly accounting period and the comparable figures within the annual budget for such period and (y) a comparison between the current figures and the figures from the prior year for such monthly accounting period, with, in each case, and explanation of any material differences.

(ii) Quarterly Reports. As soon as available, but not later than 45 days after the end of each quarterly accounting period (other than the last quarterly period of each fiscal year), (A) an unaudited consolidated financial report of the Company and its Subsidiaries including, with respect to such quarterly accounting period, the statement referred to in clauses (A) through (C) of the preceding subsection, and (B) a report by management of the Company of the operating and financial highlights of the Company and its Subsidiaries for the three prior monthly accounting periods, which shall include a comparison between (x) the actual figures for such monthly accounting period and the comparable figures within the annual budget for such period and (y) a comparison between the current figures and the figures from the prior year for such monthly accounting period, with, in each case, an explanation of any material differences.

(iii) Budget. Within 30 days prior to the end of each fiscal year of the Company, an annual updated consolidated long-range business and strategic budget and plan, which shall include capital expenditures, cash flow and other financial projections (setting forth in detail the assumptions therefore) for the Company and its Subsidiaries for the immediately following fiscal year of the Company, in each case approved by the Company’s Board of Directors.

(iv) Accounting Reports. Promptly upon becoming available, copies of all reports prepared for or delivered to the management of the Company by its outside accountants in connection with each annual, interim or special audit of the Company’s financial statements made by such accountant.

(v) SEC Filings. Promptly following their filing, copies of any periodic reports, current reports on 8-K (or any successor form), registration statements and prospectuses filed by the Company or any of its Subsidiaries with the Securities and Exchange Commission.

(vi) Miscellaneous. Promptly, from time to time, such other information (in writing is so requested) regarding the assets and properties and operations, business affairs and financial condition of the Company as any Qualified Investor may reasonably request.

(c) Substitute Information. Notwithstanding the provisions of Sections 1.2(b)(i-vi), to the extent that the Company provides information to its senior credit lenders or files information with the Securities and Exchange Commission which is similar in nature, in all material respects, to the information required to be delivered by the Company under Sections 1.2(b)(i-vi), the Company may deliver such other information in lieu of its obligation to provide the applicable similar information under Sections 1.2(b)(i-vi).

(d) Access. The Company and its Subsidiaries shall afford to any Qualified Investor and its employees, counsel and other authorized representatives, during normal business hours, access, upon reasonable advance notice, to all of the books, records and properties of the Company or its Subsidiaries, as applicable, and to make copies of such records and permit such Persons to discuss all aspects of the Company or its Subsidiaries, as applicable, with any officers, employees or accountants of the Company, and the Company and its Subsidiaries shall provide to any Qualified Investor responses to all reasonable written requests from a Qualified Investor for information relating to the Company, its Subsidiaries and their respective operations; provided, however, that such investigation and preparation of responses shall not unreasonably interfere with the operations of the Company or its Subsidiaries, as applicable. The Company and its Subsidiaries will instruct their independent public accountants to discuss such aspects of the financial condition of the Company or its Subsidiaries, as applicable, with any Qualified Investor and its representatives as such Person may reasonably request, and to permit such Qualified Investor and its representatives to inspect, copy and make extracts from such financial statements, analyses, work papers and other documents and information (including electronically stored documents and information) prepared with respect to the Company or its Subsidiaries, as applicable, as such Qualified Investor may reasonably request, subject to such Qualified Investor executing any access agreements required by the Company’s accountants. All cost and expenses incurred by any Qualified Investor and its representatives in connection with exercising such rights of access shall be borne by such Persons, and all out-of-pocket costs and expenses incurred by the Company or its Subsidiaries, as applicable, in complying with any requests by any Qualified Investor and its representatives in connection with exercising such access rights shall be borne by such Qualified Investor.

(e) Confidentiality. Notwithstanding the foregoing, in the event that a Qualified Investor (other than the Fund, one of its Affiliates or a CVC Investor) or Permitted Transferee is not a director, officer or employee of the Company or any of its subsidiaries, such Investor or Permitted Transferee shall be required to execute a non-disclosure agreement prior to the delivery of the information or provision of the access described in this Section 1.1.

1.2. Restrictions on Transfers of Securities. The following restrictions on Transfer shall apply to all Securities owned by any Investor except the Fund and its Permitted Transferees:

(a) No Investor shall effect a Transfer of any Securities within five (5) years of the applicable Closing Date other than (A) pursuant to Section 1.4 in connection with an Approved Sale, (B) pursuant to Section 1.5 in connection with the exercise of “Tag-Along Rights,” (C) with the consent of the Company (as evidenced by a resolution duly adopted by at least a majority of the non-employee members of the Company’s Board of Directors), (D) to a Permitted Transferee of the Investor in question or (E) in connection with a Public Offering or following a Public Offering in open market transaction or under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) (each of (A), (B), (D) and (E), a “Permitted Transfer”). In exercising the consent and approval provided for in clause (C), the Company may employ its sole discretion in evaluating the nature of the proposed transferee and the Company may impose such conditions on Transfer as it deems appropriate in its sole discretion, including, but not limited to, requirements that the transferee be an employee or shareholder of the Company. Any purported Transfer in violation of this Agreement shall be null and void and of no force and effect, and the purported transferee shall have no rights or privileges in or with respect to the Company.

(b) Prior to any proposed Transfer of any Securities, other than a Transfer to the Company or pursuant to Sections 1.4 and 1.5 hereof, the holder thereof shall give written notice to the Company describing the manner and circumstances of the proposed Transfer accompanied by a written legal opinion if requested by the Company, addressed to the Company and the transfer agent, if other than the Company, and reasonably satisfactory in form and substance to each addressee, to the effect that the proposed Transfer of the Securities may be effected without registration under the Securities Act and applicable state securities laws. Each certificate evidencing the Securities transferred shall bear the legends set forth in the applicable subscription agreement pursuant to which the Investor purchased the securities, except that such certificate shall not bear such legend if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provision of the Securities Act or applicable state securities laws. Notwithstanding the foregoing, no written opinion of legal counsel shall be required by the Company in connection with a Transfer to any Permitted Transferee of the type referred to in clause (iii) of the definition thereof.

(c) The restrictions on Transfers of Securities owned by any Investor provided under Section 1.2 shall terminate upon the earlier of (i) such date as a number of shares equal to at least ten percent (10%) of the outstanding shares of Common Stock shall have been sold pursuant to a Public Offering or (ii) the day after the date on which the Fund and its Affiliates own less than ten percent (10%) of the Common Stock.

(d) Notation. A notation will be made in the appropriate transfer records of the Company with respect to the restrictions on transfer of the Securities referred to in this Agreement.

1.3. Right of First Refusal.

(a) Prior to any proposed Transfer of Securities within five years after the applicable Closing Date, other than a Permitted Transfer, each Investor or its Permitted Transferees (other than the Fund, its Permitted Transferees and the CVC Investors) shall submit a written offer (the “Offer”) to the Company and the Fund setting forth (A) the number, class or series of the Securities subject to the proposed Transfer, (B) the date or proposed date of the Transfer and the name and address of the proposed transferee, (C) the principal terms of the Transfer, including the consideration to be received by the Investor or Permitted Transferees for such Transfer and (D) any other material terms of the Transfer.

(b) The Company, or one or more of its designees selected by a majority of the members of the Board of Directors, and the Fund shall each have the right to purchase any or all of the Securities subject to the Offer on the same terms and conditions specified in the Offer.

Within thirty (30) days after receipt of the Offer, the Company or its designees shall notify the Investor or the Permitted Transferees whether or not it wishes to purchase any or all of the offered Securities on the same terms and conditions as set forth in the Offer. If the Company does not agree to purchase all of the Securities subject to the proposed Transfer, the Company shall so notify the Fund, and the Fund shall have as additional fifteen (15) days after the expiration of the Company’s thirty (30) day period to notify the Investor or the Permitted Transferees that it wishes to purchase any or all of the offered Securities not otherwise to be purchased by the Company or its designees on the same terms and conditions set forth in the Offer.

(c) If the Company or its designees or the Fund elects to purchase any of the offered Securities, the closing of the purchase and sale of such Securities shall be held at the place and on the date established by the Company or the Fund in its notice to the Investor in response to the Offer, which in no event shall be less than 10 or more than 60 days from the date of the response to such Offer. In the event that the Company or the Fund does not elect to purchase all the offered Securities, the Investor may, subject to the other provisions of this Agreement, Transfer the remaining offered Securities at a price no less than the price specified in the Offer and on other terms no more favorable to the transferees thereof than specified in the Offer during the 90-day period immediately following the last date on which the Company or the Fund could have elected to purchase the offered Securities. All such Securities not transferred within such 90 day period will be subject to the provisions of Section 1.3 upon subsequent Transfer.

(d) The restrictions on Transfers of Securities owned by any Investor provided under this Section 1.3 shall terminate upon the consummation of a Public Offering.

1.4. Required Sale or Recapitalization.

(a) If each of (i) the majority of the Board of Directors and (ii) the holders of at least fifty percent (50%) of the outstanding Common Stock held by the Investors and their Permitted Transferees, approve (x) the sale of the Company to a person (whether by merger, consolidation, sale of all or substantially all of its assets or sale of all or a majority of the outstanding capital stock, including the issuance of new Securities in connection with one of the foregoing) or (y) a “Recapitalization” of the Company (each, an “Approved Sale”), each Investor and Permitted Transferee will consent to, vote for, raise no objections against, and waive dissenters and appraisal rights (if any) with respect to, the Approved Sale, and if the Approved Sale is structured as a sale, transfer or exchange of stock, each Investor and Permitted Transferee will agree to sell, transfer or exchange and will be permitted to sell, transfer or exchange all, or a pro rata portion, of such Investor’s and Permitted Transferee’s Common Stock or Series A Preferred Stock on the terms and conditions approved by the Board of Directors and the holders of a majority of the Common Stock then outstanding (subject, however, to the preferences and payments required to be made to Series A Preferred Stock). Each Investor and Permitted Transferee will take all necessary and desirable actions in connection with the consummation of an Approved Sale, including the execution of such agreements, stock powers and other documents as may be required to effect the Approved Sale.

(b) The obligations of each of the Investors with respect to an Approved Sale are subject to the satisfaction of the conditions that: (i) upon the consummation of the Approved Sale all of the Investors and Permitted Transferees will receive the same form and amount of consideration per share of Class A Common Stock, Class B Common Stock and Series A Preferred Stock, or if any holder of Shares is given an option as to the form and amount of consideration to be received, all Investors and Permitted Transferees will be given the same option (subject, however, to the preferences and payments required to be made to Series A Preferred Stock); and (ii) the terms of sale shall not include any indemnification, guaranty or similar undertaking of the Investor (other than undertakings of Management Investors in respect of continued employment set forth in an employment agreement voluntarily entered into by a Management Investor) that (A) is not made or given pro rata with other Investors on the basis of share ownership or (B) could result in liability to such Investor that is in excess of the fair market value of the consideration to be received by such Investor in the Approved Sale.

(c) Each Management Investor shall, in connection with a sale, transfer or exchange of its, his or her Common Stock pursuant to this Section 1.4, at the request of the Company and without further cost or expense to the Company, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested to consummate the proposed transfer or exchange, sale of Common Stock by the Investors pursuant to this Section 1.4. All Investors (and their Permitted Transferees) will bear their pro rata share (based upon the number of shares sold) of the reasonable costs of any sale of Shares pursuant to an Approved Sale to the extent such costs are incurred directly in connection with such Approved Sale and are not paid by the Company. Costs incurred by any Investor (or its, his or her Permitted Transferee) on its, his or her own behalf will not be considered costs of the transaction hereunder.

1.5. Tag-Along Rights.

(a) (i) Except as otherwise provided in Section 1.5(b), no “Seller” (as hereinafter defined) shall sell any Common Stock and/or Series A Preferred Stock in any transaction or series of related transactions unless all “Holders” (as hereinafter defined) are offered an equal opportunity to participate ratably in such transaction or transactions (calculated based on the number of shares of Common Stock and/or Series A Preferred Stock (as applicable) of a Holder divided by the number of shares of Common Stock and/or Series A Preferred Stock (as applicable) held by all Investors and their Permitted Transferees) and on identical terms (including price and type of consideration paid). If any Holder elects not to participate in full or in part on a pro-rata basis, the Seller may increase the number of shares sold by it or him by the number of shares any such Holder elects not to include pursuant to the terms hereof. As used in this Section 1.5, “Seller” shall mean the Fund and its Permitted Transferees; and “Holders” shall mean the Investors (other than the Sellers) and their Permitted Transferees. Notwithstanding the foregoing, the Holders shall have no right to participate in the proposed sale unless the Seller is proposing to sell more than 12.5 % of the outstanding shares of Common Stock and/or more than 12.5 % of the outstanding shares of Series A Preferred Stock.

(ii) Except as provided in Section 1.5(b), prior to any sale of any Common Stock and/or Series A Preferred Stock (as applicable) subject to these provisions, the Seller shall notify the Company in writing of the proposed sale. Such notice (the “Seller’s Notice”) shall set forth: (A) the number of shares of Common Stock and/or Series A Preferred Stock (as applicable) subject to the proposed sale; (B) the name and address of the proposed purchaser; and (C) the proposed amount of consideration and terms and conditions of payment offered by such proposed purchaser. The Company shall promptly, and in any event within 10 days of the receipt by the Company of the Seller’s Notice, mail or cause to be mailed the Seller’s Notice to each Holder who owns shares of Common Stock and/or Series A Preferred Stock (as applicable). A Holder may exercise the Tag-Along Right by delivery of a written notice (the “Tag-Along Notice”) to the Seller within 10 days of the date the Company mailed or caused to be mailed the Seller’s Notice. The Tag-Along Notice shall state the number of shares of Common Stock and/or Series A Preferred Stock (as applicable) that the Holder proposes to include in the proposed sale. If no Tag-Along Notice is received during the 10-day period referred to above, the Seller shall have the right for a 120-day period to effect the proposed sale of shares of Common Stock and/or Series A Preferred Stock (as applicable) on terms and conditions no more favorable than those stated in the notice and in accordance with the provisions of this Section 1.5.

(iii) Notwithstanding anything to the contrary, a Seller may make any of the following Transfers without offering the Holders the opportunity to participate: (a) Transfers by a Seller to any Permitted Transferee; (b) sales in connection with a Public Offering or following a Public Offering in open market transactions or under Rule 144 under the Securities Act and (c) sales pursuant to an Approved Sale.

(iv) Each Investor acknowledges for itself, himself or herself and its, his or her transferees that the Fund may grant in the future Tag-Along Rights to other holders of Common Stock and/or Series A Preferred Stock and such holders will (a) have substantially the same opportunity to participate in sales by the Fund as provided to the parties hereto, and (b) be included in the calculation of the pro rata basis upon which Holders may participate in a sale.

(v) The tag-along obligations of the Sellers and the rights of the Holders with respect thereto provided under this Section 1.5 shall terminate upon the earlier of (a) the consummation of a Public Offering and (b) the day after the date on which the Fund and its Affiliates own less than ten percent (10%) of the outstanding shares of Common Stock.

(b) Notwithstanding the requirements of this Section 1.5, a Seller may sell shares of Common Stock and/or Series A Preferred Stock (as applicable) at any time without complying with the requirements of Section 1.5(a) so long as the Seller deposits into escrow with a third party at the time of sale that amount of the consideration received in the sale equal to the “Escrow Amount.” The “Escrow Amount” shall equal that amount of consideration as all the Holders would have been entitled to receive if they had the opportunity to participate in the sale on a per class and pro rata basis, determined as if each Holder (A) delivered a Tag-Along Notice to the Seller in the time period set forth in Section 1.5(a) and (B) proposed to include all of its shares of Common Stock and/or Series A Preferred Stock (as applicable) in the sale. No later than five (5) business days after the date of the sale, the Seller shall notify the Company in writing of the sale. Such notice (the “Escrow Notice”) shall set forth the information required in the Seller’s Notice, and in addition, such notice shall state the name of the escrow agent. The Company shall promptly, and in any event within 10 days, mail or cause to be mailed the Escrow Notice to each Holder.

(c) A Holder may exercise the Tag-Along Right by delivery to the Seller, within 10 days of the date the Company mailed or caused to be mailed the Escrow Notice, of (i) a written notice specifying the number of shares of Common Stock and/or Series A Preferred Stock (as applicable) it, he or she proposes to sell and (ii) the certificates for such shares of Common Stock and/or Series A Preferred Stock (as applicable), with stock powers duly endorsed in blank. Promptly after the expiration of the 10th day after the Company has mailed or caused to be mailed the Escrow Notice, (A) the Seller shall purchase that number of shares of Common Stock and/or Series A Preferred Stock (as applicable) as Seller would have been required to include in the sale had Seller complied with the provisions of Section 1.5(a), (B) all shares of Common Stock and/or Series A Preferred Stock (as applicable) not required to be purchased by Seller shall be returned to the Holders thereof, and (C) when the Holder has been fully paid under the foregoing clause (A), all remaining funds and other consideration held in escrow shall be released to Seller. If Seller received consideration other than cash in its sale, Seller shall purchase the shares of Common Stock and/or Series A Preferred Stock (as applicable) tendered by paying to the Holders non-cash consideration and cash in the same proportion as received by Seller in the sale.

(d) Each Holder who exercises its, his or her Tag-Along Rights pursuant to this Section 1.5 shall, at the request of Seller and without further cost and expense to Seller, execute and deliver such other instruments of conveyance and transfer, including any sales or indemnification agreements, and take such other actions as may reasonably be requested to consummate the proposed sale of Common Stock and/or Series A Preferred Stock (as applicable) by Seller and the Holders who have exercised their tag-along rights pursuant to this Section 1.5.

1.6. Preemptive Rights.

(a) So long as the Company has not consummated a Public Offering, if the Company proposes to issue and sell (1) any of its shares of Common Stock or (2) any securities containing options or rights to acquire any shares of Common Stock, or (3) any securities convertible into shares of Common Stock (such shares and other securities are hereinafter collectively referred to as “Newly Issued Securities”) to the Fund, the Company will first offer to each of the Investor other than the Fund (each a “Preemptive Investor”) a portion of the number or amount of such securities proposed to be sold in any such transaction or series of related transactions equal to the product of the percentage each such Preemptive Investor holds of all shares of Common Stock, as applicable, then held by the Investors and the number of shares proposed to be issued and sold by the Company in any such transaction or series of related transactions, all for the same price and upon the same terms and conditions (including any requirement to purchase other securities) as the securities that are being offered in such transaction or series of transactions.

(b) Notwithstanding the foregoing, the provisions of this Section 1.6 shall not be applicable to the issuance of shares of Common Stock or other securities (i) upon the conversion of shares of one class of Common Stock into shares of another class, (ii) as a dividend on the outstanding shares of Common Stock or Series A Preferred Stock, (iii) in any transaction in respect of a Security that is available to all holders of such Security on a pro rata basis, (iv) in connection with debt or preferred stock financing provided for or arranged by the Fund or its Affiliates (whether or not there is a common equity component or “equity kicker” in connection with such financing), (v) in connection with grants of stock or options to employees or directors of the Company or (vi) in a Public Offering.

(c) The Company will give to the Preemptive Investors a written notice setting forth the terms and conditions upon which the Preemptive Investors may purchase such shares or other securities in accordance with Section 1.6(a) (the “Preemptive Notice”). After receiving a Preemptive Notice, the Preemptive Investors must reply, in writing, within 10 days of the date of such Preemptive Notice that such persons agree to purchase the shares or other securities offered pursuant to this Section 1.6 on the date of proposed sale (the “Preemptive Reply”). If any Preemptive Investor fails to make a Preemptive Reply in accordance with this Section 1.6, shares or other securities offered to such Preemptive Investor may thereafter, for a period not exceeding six months following the expiration of such 15-day period, be issued, sold or subjected to rights or options to the proposed original investors and to the Preemptive Investors who have delivered a valid Preemptive Reply, on a pro rata basis, at a price not less than that at which they were offered to the Preemptive Investors. Any such shares or other securities not so issued, sold or subjected to rights or options to the proposed original investors and to the Preemptive Investors who have delivered a valid Preemptive Reply that are not purchased shall be reoffered to the proposed original investors and to the Preemptive Investors who have delivered a valid Preemptive Reply, on a pro rata basis, and shall continue to be reoffered pursuant to the procedures set forth above until all of such shares have been purchased.

(d) Notwithstanding the requirements of this Section 1.6, the Company may make an issuance of Newly Issued Securities at any time without complying with the requirements of Section 1.6(a) and (c) so long as the Company deposits into escrow with a third party at the time of sale a portion of the Newly Issued Securities equal to the “Preemptive Escrow Amount.” The “Preemptive Escrow Amount” shall equal that amount of Newly Issued Securities which the Preemptive Investors would have been entitled to receive if they had the opportunity to participate in the issuance of the Newly Issued Securities on a pro rata basis in accordance with Section 1.6(a), determined as if each Preemptive Investor (A) delivered a Preemptive Reply to the Company in the time period set forth in Section 1.6(c) and (B) proposed to purchase all of the Newly Issued Securities to which such Preemptive Investor would have been entitled to purchase pursuant to Section 1.6(a) had the Company given such Preemptive Investor a Preemptive Notice.

Within 10 days after the date of the issuance of the Newly Issued Securities, the Company shall notify the Preemptive Investors in writing of such issuance. Such notice (the “Preemptive Escrow Notice”) shall set forth the terms and conditions upon which the Preemptive Investors may purchase shares of Newly Issued Securities, the pro rata amount of Newly Issued Securities that such Preemptive Investor is entitled to receive (such amount to equal the amount of Newly Issued Securities that such Preemptive Investor would have been entitled to receive if it, he or she had the opportunity to participate in the issuance of the Newly Issued Securities on a pro rata basis in accordance with Section 1.6(a)) and the name of the escrow agent.

A Preemptive Investor may exercise the preemptive right by delivery to the Company, within 10 days of the date the Company mailed or caused to be mailed the Preemptive Escrow Notice, of a written notice specifying the number of shares of Newly Issued Securities it, he or she proposes to purchase of the number of shares of Newly Issued Securities such Preemptive Investor is entitled to purchase (the “Preemptive Election”) such written notice to be accompanied by payment in full for such Newly Issued Securities, in a form acceptable to the Company in its sole discretion.

Promptly after the expiration of the 10th day after the Company has mailed or caused to be mailed the Preemptive Escrow Notice, (A) the Company shall sell to each Preemptive Investor that number of shares of Newly Issued Securities that each such Preemptive Investor proposed to purchase pursuant to its Preemptive Election and (B) when such shares have been issued to such Preemptive Investors, all remaining Newly Issued Securities held in escrow shall be sold to the original proposed investors and to the Preemptive Investors who have delivered a valid Preemptive Reply, on a pro rata basis, upon the terms and conditions set forth in the Preemptive Escrow Notice.

1.7. Fund Activities. The parties hereto acknowledge that the Fund and its Affiliates are engaged in the business of making investments. Except as the Fund may otherwise agree in writing after the date hereof: (i) the Fund shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Company or any of its Affiliates, including those competing with the Company or its Affiliates and (B) do business with any client or customer of the Company or its Affiliates; (ii) neither the Fund nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to the Company or any of its Affiliates for breach of any duty (contractual or otherwise) solely by reason of having engaged in any such activities or of such person’s participation therein; and (iii) in the event that the Fund acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or its Affiliates, on the one hand, and the Fund, on the other hand, or any other person, the Fund shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, the Investors, their Permitted Transferees or any of their Affiliates for breach of any duty (contractual or otherwise) by reason of the fact that the Fund directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company.

1.8. Regulatory Compliance Cooperation. So long as the Fund or its Permitted Transferees beneficially own any of the Securities, before the Company redeems, purchases or otherwise acquires, directly or indirectly, or converts or takes any action with respect to the voting rights of, any shares of any class of its capital stock or any securities convertible into or exchangeable for any shares of any class of its capital stock, or before the Company takes any action which would result in the Fund or its Permitted Transferees having a Regulatory Problem, the Company shall give the Fund thirty (30) days prior written notice of such pending action. Upon the written request of the Fund made within thirty (30) days after its receipt of any such notice, stating that after giving effect to such action the Fund would have a Regulatory Problem (as described below), the Company will defer taking such action for such period (not to extend beyond ninety (90) days after the Fund’s receipt of the Company’s original notice) as the Fund requests to permit it and its Permitted Transferees to reduce the quantity of Securities held by it and its Permitted Transferees, or to take such other necessary actions, in order to avoid the Regulatory Problem. In addition, the Company will not be a party to any merger, consolidation, recapitalization or other transaction pursuant to which the Fund would be required to take any voting securities, or any securities convertible into voting securities, which might reasonably be expected to cause the Fund to have a Regulatory Problem. For purposes of this Section, a person will be deemed to have a “Regulatory Problem” when such person and such person’s Permitted Transferees (i) would own, control or have power over a greater quantity of securities of any kind issued by the Company than are permitted to be owned under any requirement of any governmental authority applicable to such person or (ii) would have been caused to be or could be in violation of any provision of law applicable to such person.

ARTICLE II

CORPORATE ACTIONS

2.1. Certificate of Incorporation and Bylaws. Each Investor has reviewed the Certificate of Incorporation and Bylaws of the Company in the forms attached hereto as Exhibits A-1 and A-2 respectively, and hereby approves and ratifies the same.

2.2. Directors and Voting Agreements. So long as the Company has not consummated a Public Offering, each Investor and Permitted Transferee agrees that it, he or she shall take, at any time and from time to time, all action necessary (including voting the Common Stock owned it, him or her, calling special meetings of stockholders and executing and delivering written consents) to ensure that the Board of Directors of the Company is composed at all times of up to six (6) persons, including the Chief Executive Officer of the Company and up to five (5) persons to be designated by the Fund. If the Company subsequent to the date hereof sells Shares to an Investor who qualifies as a Major Investor, then the Fund shall thereafter have the right to designate four (4) directors and the Major Investor will have the right to designate one (1)

director. The initial directors named pursuant to this Section 2.2 shall be Henry R. Baughman, Joseph M. Silvestri, John P. Civantos and Thomas L. Hammond.

2.3. Right to Remove Certain of the Company’s Directors. The Fund, and if applicable, the Major Investor may request that any director designated by them be removed (with or without cause) by written notice to the other Investors, and, in any such event, each Investor shall promptly consent in writing or vote or cause to be voted all shares of Common Stock now or hereafter owned or controlled by it, him or her for the removal of such person as a director. In the event any person ceases to be a director, such person shall also cease to be a member of any committee of the Board of Directors of the Company.

2.4. Right to Fill Certain Vacancies in Company’s Board. In the event that a vacancy is created on the Company’s Board of Directors at any time by the death, disability, retirement, resignation or removal (with or without cause) of a director designated by the Fund, or if otherwise there shall exist or occur any vacancy on the Company’s Board of Directors in a directorship subject to designation by the Fund, such vacancy shall not be filled by the remaining members of the Company’s Board of Directors but each Investor hereby agrees promptly to consent in writing or vote or cause to be voted all shares of Common Stock now or hereafter owned or controlled by it, him or her to elect that individual designated to fill such vacancy and serve as a director, as shall be designated by the Fund. In the event that a vacancy is created on the Company’s Board of Directors at any time by the death, disability, retirement, resignation or removal (with or without cause) of a director designated by the Major Investor, or if otherwise there shall exist or occur any vacancy on the Company’s Board of Directors in a directorship subject to designation by the Major Investor, such vacancy shall not be filled by the remaining members of the Company’s Board of Directors but each Investor hereby agrees promptly to consent in writing or vote or cause to be voted all shares of Common Stock now or hereafter owned or controlled by it, him or her to elect that individual designated to fill such vacancy and serve as a director, as shall be designated by the Major Investor.

2.5. Amendment of Certificate of Incorporation and Bylaws. So long as the Company has not consummated a Public Offering, each Investor agrees that it, he or she shall not consent in writing or vote or cause to be voted any shares of Common Stock now or hereafter owned or controlled by it, him or her in favor of any amendment, repeal, modification, alteration or rescission of, or the adoption of any provision in the Company’s Certificate of Incorporation or Bylaws inconsistent with this Agreement unless the Fund consents in writing to such action or votes or cause to be voted all of the shares of Common Stock held by it in favor of such action.

2.6. Requirement for Board Action. In addition to any vote required by the Certificate of Incorporation or Bylaws of the Company or its subsidiary, SGS International, Inc., or by applicable law, for so long as the Fund and its Permitted Transferees own in the aggregate at least forty percent (40%) of the outstanding shares of Common Stock, (a) the Board of Directors of the Company shall not take any action without the affirmative vote of at least one CVC Representative, and (b) the Investors will cause the Board of Directors of SGS International, Inc. not to take any action without the affirmative vote of at least one CVC Representative.

2.7. Observer Rights. (a) The Major Investor shall have the right to designate one observer (the “Observer”) to attend meetings of the Company’s Board of Directors. The Observer shall be designated by the Major Investor prior to the applicable Closing Date and may not be changed without the prior approval of the Fund. The Observer shall not have the right to vote on any matter presented to the Board of Directors. The Company shall give the Observer written notice of each meeting of the Board of Directors at the same time and in the same manner as the members of the Board of Directors receive notice of such meetings, and the Company shall permit each Observer to attend as an observer all meetings of its Board of Directors. Each Observer shall be entitled to receive all written materials and other information given to the directors in connection with such meetings at the same time such materials and information are given to the directors, and each Observer shall keep such materials and information confidential. If the Company proposes to take any action by written consent in lieu of a meeting of its Board of Directors or a committee thereof, the Company shall give written notice thereof to each Observer as soon as practicable prior to or after the effective date of such consent. The Company shall provide to each Observer all written materials and other information given to the directors in connection with such action by written consent at the same time such materials and information are given to the directors, and each Observer shall keep such materials and information confidential. The Company shall pay the reasonable out-of-pocket expenses of each Observer incurred in connection with attending such meetings. Notwithstanding the foregoing, any failure by the Company to comply with the provisions of this Section 2.7 will not effect the validity of any action otherwise properly taken by the Board of Directors.

ARTICLE III

ADDITIONAL RESTRICTIONS ON TRANSFERS OF

THE INCENTIVE SECURITIES HELD BY MANAGEMENT INVESTORS

3.1. Certain Definitions. The terms defined below shall have the following meanings when used in this Article III:

(a) “Adjusted Cost Price” means, with respect to each of the Incentive Securities, $10.00 (including any Incentive Securities which have been converted into other shares of capital of the Company, and adjusted for any stock dividend payable upon, or subdivision or combination of, the Incentive Securities) plus interest from the date of purchase calculated at the market interest rate on United States Treasury notes with a maturity closest to ten (10) years after the date of purchase, as in effect on the date of purchase.

(b) “Cause” means (i) the refusal or neglect of a Management Investor to perform substantially his or her employment-related duties, (ii) a Management Investor’s personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) a Management Investor’s conviction of or entering a plea of guilty or nolo contendere (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction) or his or her willful violation of any other law, rule, or regulation (other than a traffic violation or other offense or violation outside of the course of employment which in no way adversely affects the Company or any affiliate or its reputation or the ability of the Management Investor to perform his or her employment related duties or to represent the Company or any Affiliate), (iv) the material breach by a Management Investor of any covenant or agreement with the Company or any Subsidiary, or any written policy of the Company or any Subsidiary, not to disclose any information pertaining to the Company or any affiliate or not to compete or interfere with the Company or any Subsidiary, or (v) the material violation by a Management Investor of the Company’s or a Subsidiary’s code of conduct or ethics; provided that, with respect to any Management Investor who is a party to an employment agreement with the Company or any Subsidiary, “Cause” shall have the meaning specified in such Management Investor’s employment agreement.

(c) “Change of Control” means, with respect to the Company, (i) any consolidation or merger with or into any other corporation, partnership, limited liability company or other entity in which the holders of capital stock of the Company immediately prior to such merger or consolidation no longer beneficially own, directly or indirectly, a majority of the outstanding capital stock or equity interest of the surviving corporation, partnership, limited liability company or other entity immediately after such merger or consolidation, (ii) the sale or transfer of the capital stock of the Company in which the holders of capital stock of the Company immediately prior to such sale or transfer no longer beneficially own, directly or indirectly, a majority of the outstanding capital stock or equity interest of the Company immediately after such sale or transfer, (iii) a sale or transfer of all or substantially all of the assets of the Company, or (iv) the license of all or substantially all of the assets of the Company where such license is substantially equivalent to a sale or transfer of all or substantially all of the assets of the Company.

(d) “Cost Price” shall mean, with respect to each of the Incentive Securities, $10.00 (including any Incentive Securities which have been converted into other shares of capital of the Company, and adjusted for any stock dividend payable upon, or subdivision or combination of, the Incentive Securities).

(e) “Fair Market Value” shall mean, as of any date of determination, with respect to shares of Common Stock, the fair market value of the shares, disregarding any discount for minority interest, as determined in good faith by the Board of Directors of the Company.

(f) “Good Reason” shall mean: (1) the Company or any Subsidiary has failed to pay the Management Investor his salary; or (ii) a substantial reduction of the Management Investor’s base salary (other than an across the board reduction similarly affecting other comparable employees of the Company or its Subsidiaries) or a substantial diminution of the Management Investor’s duties, which, in each case, has not been remedied within a reasonable time specified by the Management Investor that is not less than thirty (30) days after delivery to the Company of written notice describing the event constituting Good Reason.

(g) “Incentive Securities” means any and all of the shares of Class A Common Stock and all other securities of the Company (or a successor to the Company) received on account of ownership of the Class A Common Stock, including any and all securities issued in connection with any merger, consolidation, stock dividend, stock distribution, stock split, reverse stock split, stock combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof.

(h) “Termination with Cause” means termination of a Management Investor’s employment with the Company or its subsidiaries for Cause.

(i) “Termination without Cause” means (i) any termination of a Management Investor’s employment with the Company or its subsidiaries that is not determined by the Board of Directors of the Company acting in good faith to be a Termination with Cause or (ii) a Management Investor ceases employment with Company or its subsidiaries for Good Reason.

(j) “Unvested Incentive Securities” means that portion of the aggregate Incentive Securities held by any single Management Investor that does not consist of Vested Incentive Securities.

(k) “Vested Incentive Securities” means that portion of the aggregate Incentive Securities held by any single Management Investor equal to the following percentages: (i) prior to the first anniversary of the applicable Closing Date, 0%; (ii) after the first anniversary of the applicable Closing Date, and on or prior to the second anniversary of the applicable Closing Date, 20%; (iii) after the second anniversary of the applicable Closing Date, and on or prior to the third anniversary of the applicable Closing Date, 40%; (iv) after the third anniversary of the applicable Closing Date, and on or prior to the fourth anniversary of the applicable Closing Date, 60%; (v) after the fourth anniversary of the applicable Closing Date, and on or prior to the fifth anniversary of the applicable Closing Date, 80%; and (vi) after the fifth anniversary of the applicable Closing Date, 100%; provided, however, that upon a Change of Control of the Company, 100% of the Incentive Securities held by any single Management Investor will become vested.

3.2. Restrictions on Transfer. In addition to the restrictions imposed by Section 1.2, and notwithstanding anything to the contrary contained herein, no Management Investor shall effect a Transfer of any Incentive Securities prior to the fifth anniversary of the applicable Closing Date other than (i) pursuant to a Permitted Transfer (except that a Management Investor shall only be permitted to sell Vested Incentive Securities in a Public Offering or (ii) with the consent of the Company (as evidenced by a resolution duly adopted by at least a majority of the members of the Company’s Board of Directors). In the case of any proposed Transfer pursuant to clause (ii) above, the Company may employ its sole discretion in evaluating the nature of the proposed transferee and the Company may impose such conditions on Transfer as it deems appropriate in its sole discretion, including, but not limited to, requirements that the transferee be an employee of the Company and that the transferee purchase the Management Investor’s Incentive Securities as a “Management Investor” subject to the restrictions of this Article III. In the event any Transfer is authorized pursuant to clause (ii) to an employee of the Company or any of its subsidiaries as a “Management Investor,” such employee shall execute an agreement, in form and substance satisfactory to the Company, pursuant to which such employee shall agree to be bound by the terms and conditions of this Agreement, and such other provisions as the Company may determine, and upon such execution such employee shall be entitled to the benefit of such provisions hereof and such other provisions as the Company determines and are set forth in such agreement. In the event any Transfer is proposed to be made to a Permitted Transferee of a Management Investor, as a condition to such Transfer, the Permitted Transferee must acknowledge in a writing, in form and substance satisfactory to the Company, providing, among other matters, that the Permitted Transferee is taking the Securities subject to this Article III, that the Company retains the Purchase Option on such Securities pursuant to this Article III, and that the Termination Date (as hereinafter defined) for a Permitted Transferee of a Management Investor shall be the Termination Date with respect to the Management Investor who first acquired the Incentive Securities held by such Permitted Transferee pursuant to this Agreement. Any purported Transfer in violation of this Agreement shall be null and void and of no force and effect and the purported transferees shall have no rights or privileges in or with respect to the Company. Notwithstanding the foregoing provisions, each Management Investor agrees that he will not effect a Transfer of any Incentive Securities prior to the lapse of such period of time following acquisition thereof as maybe required to comply with applicable state securities laws.

3.3. Purchase Option.

(a) General Terms. In the event that on or prior to the fifth anniversary of the applicable Closing Date, any Management Investor shall cease to be employed by the Company or its subsidiaries for any reason (including, but not limited to, death, disability, retirement at age 65 or more under the Company’s or its subsidiaries’ normal retirement policies, resignation or termination by the Company or its subsidiaries, as the case may be, with or without cause), other than by reason of a leave of absence approved by the Company, such Management Investor (or his or her heirs, executors, administrators, transferees, successors or assigns, and the persons or entities deemed to be included in the definition of such Management Investor pursuant to this Agreement) shall give prompt notice to the Company of such termination (except in the case of termination by the Company), and the Company, and/or, if approved by a majority of the members of the Board of Directors, the other holders of Common Stock (on a pro rata basis), shall have the right and option at any time within 90 days after the later of the effective date of such termination of employment (the “Termination Date”) or the date of the Company’s receipt of the aforesaid notice, to purchase from such Management Investor, or his or her heirs, executors, administrators, transferees, successors or assigns (including the persons or entities deemed to be included in the definition of such Management Investor pursuant to this Agreement), as the case may be, any or all of the Incentive Securities then owned by such Management Investor (and his or her Permitted Transferees) at a purchase price equal to the Option Purchase Price (as hereinafter defined). The Company shall give notice to the terminated Management Investor (or his or her heirs, executors, administrators, transferees, successors or assigns and the persons or entities deemed to be included in the definition of such Management Investor pursuant to this Agreement) of its intention (or the intention of the holders of Common Stock) to purchase Incentive Securities at any time not later than 90 days after the Termination Date. The right of the Company (and the holders of Common Stock) set forth in this Section 3.3 to purchase a terminated Management Investor’s Incentive Securities (and the Incentive Securities of the persons or entities deemed to be included in the definition of such Management Investor pursuant to this Agreement) is hereinafter referred to as the “Purchase Option”.

(i) Exercise of Purchase Option. The Purchase Option shall be exercised by written notice to the terminated Management Investor (or his or her heirs, executors, administrators, transferees, successors or assigns and the persons or entities deemed to be included in the definition of such Management Investor pursuant to this Agreement) signed by an officer of the Company on behalf of the Company. Such notice shall set forth the number of Incentive Securities desired to be purchased and shall set forth a time and place of closing which shall be no earlier than 10 days and no later than 60 days after the date such notice is sent. At such closing, the seller shall deliver the certificates evidencing the number of Incentive Securities to be purchased by the Company and/or its designee(s), accompanied by stock powers duly endorsed in blank or duly executed instruments of transfer, and any other documents that are necessary to transfer to the Company and/or the holders of the Common Stock good title to such of the Incentive Securities to be transferred, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims and options of whatever nature other than those imposed under this Agreement, and concurrently with such delivery, the Company and/or the holders of the Common Stock shall deliver to the seller the full amount of the Option Purchase Price for such Securities in cash by certified or bank cashier’s check.

(ii) Option Purchase Price. The “Option Purchase Price” for the Incentive Securities to be purchased from such Management Investor (or the persons or entities deemed to be included in the definition of such Management Investor pursuant to this Agreement) pursuant to the Purchase Option shall equal the price calculated as set forth below:

Type of Employment Cessation	Vested Incentive Securities Option Purchase Price	Unvested Incentive Securities Option Purchase Price
Termination without Cause or Termination for Good Reason, Death or Disability	Fair Market Value	Adjusted Cost Price

Termination with Cause	Lesser of Fair Market Value or Cost Price	Lesser of Fair Market Value or Cost Price

Resignation or Retirement	Fair Market Value	Cost Price

Notwithstanding anything to the contrary contained herein, in connection with the exercise of any Purchase Option pursuant to this Section 3.3, the Company may offset from the Option Purchase Price paid to any Management Investor (or the persons or entities deemed to be included in the definition of such Management Investor pursuant to this Agreement) the aggregate amount of any outstanding principal and accrued but unpaid interest due on any indebtedness of such Management Investor to the Company.

(b) Company’s Right of First Refusal. So long as the Company has not consummated a Public Offering, in the event that, on or prior to the fifth anniversary of the applicable Closing Date, (i) a Management Investor is no longer employed by the Company and (ii) the Management Investor or his heirs, executors, administrators, transferees, successors or assigns (including the persons or entities deemed to be included in the definition of such Management Investor pursuant to this Agreement) thereafter proposes to sell any or all of his or her shares of Incentive Securities to a third party in a bona fide transaction, the Management Investor may not Transfer such shares of Common Stock without first offering to sell such Incentive Securities to the Company pursuant to this Section 3.3(b). With respect to any Management Investor’s Incentive Securities, the terms of the right of first refusal granted in this Section 3.3(b) shall only apply in the event the Company has declined to exercise its Purchase Option with respect to such Incentive Securities as provided in Section 3.3(a).

The Management Investor shall deliver a written notice (a “Sale Notice”) to the Company describing in reasonable detail the Incentive Securities being offered, the name of the offeree, the purchase price requested and all other material terms of the proposed Transfer. Upon receipt of the Sale Notice, the Company, shall have the right and option to purchase all or any portion of the shares of Incentive Securities being offered at the price and on the terms of the proposed Transfer set forth in the Sale Notice. Within 30 days after receipt of the Sale Notice, the Company shall notify such Management Investor whether or not it wishes to purchase any or all of the offered shares of Incentive Securities.

If the Company elects to purchase any of the offered Incentive Securities, the closing of the purchase and sale of such Incentive Securities shall be held at the place and on the date established by the Company in its notice to the Management Investor in response to the Sale Notice, which in no event shall be less than 10 or more than 60 days from the date of such notice. In the event that the Company does not elect to purchase all the offered shares of Incentive Securities, the Management Investor may, subject to the other provisions of this Agreement, Transfer the remaining offered Incentive Securities to the offeree specified in the Sale Notice at a price no less than the price specified in the Sale Notice and on other terms no more favorable to the transferees thereof than specified in the Sale Notice during the 90-day period immediately following the last date on which the Company could have elected to purchase the offered shares of Incentive Securities. Any such shares of Incentive Securities not transferred within such 90-day period will be subject to the provisions of this Section 3.3(b) upon subsequent Transfer.

3.4. Involuntary Transfers. So long as the Company has not consummated a Public Offering, in the event Incentive Securities owned by any Management Investor shall be subject to sale or other Transfer (the date of such sale or transfer shall hereinafter be referred to as the “Transfer Date”) prior to the fifth anniversary of the applicable Closing Date by reason of (i) bankruptcy or insolvency proceedings, whether voluntary or involuntary, or (ii) distraint, levy, execution or other involuntary Transfer, then such

Management Investor shall give the Company written notice thereof promptly upon the occurrence of such event stating the terms of such proposed Transfer, the identity of the proposed transferee, the price or other consideration, if readily determinable, for which the shares of Common Stock are proposed to be transferred, and the Incentive Securities to be transferred. After its receipt of such notice or, failing such receipt, after the Company otherwise obtains actual knowledge of such a proposed Transfer, the Company, shall have the right and option to purchase all, but not less than all of such Incentive Securities which right shall be exercised by written notice given by the Company to such proposed transferor within 90 days following the Company’s receipt of such notice or, failing such receipt, the Company’s obtaining actual knowledge of such proposed Transfer. Any purchase pursuant to this Section 3.4 shall be at the price and on the terms applicable to such proposed Transfer. If the nature of the event giving rise to such involuntary Transfer is such that no readily determinable consideration is to be paid for the Transfer of the Incentive Securities, the price to be paid by the Company shall be the Option Purchase Price. The closing of the purchase and sale of the Incentive Securities shall be held at the place and the date to be established by the Company, which in no event shall be less than 10 or more than 60 days from the date on which the Company gives notice of its election to purchase the Securities. At such closing, the Management Investor shall deliver the certificates evidencing the Incentive Securities to be purchased by the Company, accompanied by stock powers duly endorsed in blank or duly executed instruments of transfer, and any other documents that are necessary to transfer to the Company good title to such of the Incentive Securities to be transferred, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims and options of whatever nature other than those imposed under this Agreement, and concurrently with such delivery the Company shall deliver to the Management Investor the full amount of the purchase price for such Incentive Securities in cash by certified or bank cashier’s check.

3.5. Purchaser Representative. If the Company or any Investor enters into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission under the Securities Act may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Management Investor will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501(h) promulgated by the Securities and Exchange Commission under the Securities Act) reasonably acceptable to the Company. If any Management Investor appoints the purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative, but if any Management Investor declines to appoint the purchaser representative designated by the Company such Management Investor will appoint another purchaser representative (reasonably acceptable to the Company), and such Management Investor will be responsible for the fees of the purchaser representative so appointed.

3.6. Section 83(b) Elections. Each Management Investor shall make the election to include in his or her income, in the year he or she purchases Incentive Securities, the excess, if any, of the fair market value of the Incentive Securities at that time over $10.00 per share, pursuant to Section 83 (b) of the Internal Revenue Code of 1986, as amended, in the manner and within the time period specified by the regulations promulgated thereunder, and shall promptly furnish a copy of such election to the Company after it has been filed. The parties agree to report the Incentive Securities as having a fair market value of $10.00 per share for purposes of Section 83(b) of the Internal Revenue Code of 1986, as amended. THE COMPANY SHALL BEAR NO RESPONSIBILITY OR LIABILITY FOR ANY ADVERSE TAX CONSEQUENCES TO A MANAGEMENT INVESTOR FOR HIS OR HER FAILURE TO MAKE SUCH SECTION 83(B) ELECTION OR HIS OR HER MAKING SUCH SECTION 83(B) ELECTION.

ARTICLE IV

REGISTRATION RIGHTS

The Fund and the Investors shall have registration rights with respect to the Shares as set forth in the Registration Rights Agreement attached hereto as Exhibit B. Each of the Investors agrees not to effect any public sale or distribution of any securities of the Company during the periods specified in the Registration Rights Agreement, except as permitted by the Registration Rights Agreement, and each such Investor agrees to be bound by the rights of priority to participate in offerings as set forth therein. Furthermore, each Investor acknowledges for itself, himself or herself and its, his or her transferees that the Company may grant in the future incidental and/or demand registration rights to other holders of Common Stock that may have priority to the registration rights currently being granted to Investors in accordance with the Registration Rights Agreement.

ARTICLE V

DEFINITIONS

5.1. Defined Terms. Whenever used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with such person or entity.

“Class A Common Stock” means the Company’s Class A Common Stock, par value $.01 per share.

“Class B Common Stock” means the Company’s Class B Common Stock, par value $.01 per share.

“Closing Date” means, for any Investor, the date on which such Investor purchased the applicable Securities which are subject to this Agreement.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“CVC Representative” means a member of the Company’s Board of Directors who is a partner, managing director, employee, officer or director of the Fund or any Affiliate of the Fund.

“Major Investor” means an Investor (i) designated in writing by the Fund as a Major Investor, (ii) which, on any relevant date, continues to own ten percent (10%) or more of the fully-diluted number of shares of Common Stock of the Company. If a Major Investor ceases to own at any time at least ten percent (10%) of the fully-diluted number of shares of Common Stock of the Company, then it shall cease to be a Major Investor for all purposes hereunder (including Article II).

“Management Investor” means an Investor who is an officer or employee of the Company or a Subsidiary. A signature page for a Management Investor will be labeled as such.

“Permitted Transferee” means:

(i) in the case of any Investor who is a natural person, such Investor, such Investor’s spouse, lineal descendants (in each case, natural or adopted), siblings, parents, any trust solely for the benefit of any of the foregoing, or any corporation or partnership in which the direct and beneficial owners of all of the equity interest consist solely of the foregoing;

(ii) in the case of any Investor or Permitted Transferee who is, in each case, a natural person, the heirs, executors, administrators or personal representatives upon the death, incompetency or disability of such Investor or Permitted Transferee for purposes of the protection and management of his or her assets or by operation of law;

(iii) in the case of any Investor or Permitted Transferee, the Affiliates of such Investor or Permitted Transferee; and

(iii) in the case of the Fund, or their Permitted Transferees, (A) the

Fund, or any of their Affiliates, (B) any limited partnership, limited liability company or other investment vehicle that is sponsored or managed (whether through the ownership of securities having a majority of the voting power, as a general partner or through the management of investments) by the Fund, or their Affiliates or by present or former employees of the Fund, or their Affiliates, (C) any present or former managing director, general partner, director, limited partner, officer or employee of any entity described in clause (A) or (B) immediately above, or any spouse, lineal descendant (natural or adopted), sibling, parent, heir, executor, administrator, trustee or beneficiary of any of the foregoing persons described in this clause (C) or (D) any trust, the beneficiaries of which, or any charitable trust, the grantor of which, include the persons or entities described in this subsection (iii).

Notwithstanding the foregoing, (x) no Person shall be a Permitted Transferee unless such transferee executes a joinder to this Agreement satisfactory in form and substance to the Company to the effect that such transferee shall take such Securities subject to and be fully bound by the terms of this Agreement applicable to it, him or her with the same effect as if it, he or she were a party hereto, (y) if such Person is not a natural person that such transferee agrees to Transfer such Securities to the Investor from whom such Permitted Transferee received such Securities immediately prior to the occurrence of any event which would result in such person no longer being a Permitted Transferee of such Investor and (z) no Transfer shall be effected except in compliance with the registration requirements of the Securities Act or pursuant to an available exemption therefrom. Each Investor agrees to accept the Transfer of Securities to such Investor at any time from a Transferee of such Investor.

“Person” means any natural person, firm, partnership, association, corporate, company, trust, business trust, governmental authority or other entity.

“Public Offering” means a successfully completed firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act (other than a Unit Offering or a registration statement on Form S-8 or S-4 or any similar or successor form or any other registration statement relating to an exchange offer or an offering of securities solely to the Company’s employees or security holders or to security holders of a corporation or other entity being acquired by, or merged with, the Company) in respect of the offer and sale of shares of Common Stock for the account of the Company resulting in aggregate net proceeds to the Company and/or any stockholder selling shares of Common Stock in such offering of not less than $50 million.

“Qualified Investor” means so long as the Fund, any Permitted Transferee of the Fund or any Major Investor, owns or has the right to acquire the lesser of (i) five percent (5%) or more of the Common Stock outstanding or (ii) the number of shares of Common Stock owned on the date hereof, the Fund, its Permitted Transferees and the Major Investor.

“Recapitalization” means the sale, transfer, contribution, redemption, exchange or other disposition of the Common Stock or Series A Preferred Stock, whether to the Company, an existing or newly-formed Affiliate of the Company or to a third party. The Company may engage in a Recapitalization, for among other reasons, to form a new holding company, in connection with a Public Offering, in connection with a debt restructuring, in connection with a financing or in connection with a distribution of cash or securities to Investors.

“Securities” means Shares held by any party hereto, including shares of Common Stock and all other securities of the Company (or a successor to the Company) received on account of ownership of the Shares, including all securities issued in connection with any merger, consolidation, stock dividend, stock distribution, stock split, reverse stock split, stock combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $.01 per share.

“Shares” means the Common Stock and the Series A Preferred Stock.

“Subsidiary” means, with respect to the Company, any corporation, partnership, association or other business entity of which fifty percent (50%) or more of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, or fifty percent (50%) or more of the equity interest therein, is at the time owned or controlled, directly or indirectly, by any the Company or one or more of the other Subsidiaries of the Company or a combination thereof.

“Transfer” includes the making of any sale, exchange, assignment, hypothecation, gift, security interest, pledge or other encumbrance, or any contract therefor, any voting trust or other agreement or arrangement with respect to the transfer of voting rights or any other beneficial interest in any of the Securities, the creation of any other claim thereto or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in or to such Securities.

“Unit Offering” shall mean a Public Offering of a combination of debt and equity securities of the Company in which (i) not more than ten percent (10%) of the gross proceeds received from the sale of such securities is attributed to such equity securities, and (ii) after giving effect to such offering, the Company does not have a class of equity securities required to be registered under the Securities Exchange Act of 1934, as amended.

5.2. Additional Terms. Whenever used in this Agreement, the following terms shall have the meaning set forth in the Sections indicated below:

Section
Adjusted Cost Price	3.1(a)
Approved Sale	1.4(a)
Cause	3.1(b)
Change of Control	3.1(c)
Cost Price	3.1(b)
Escrow Amount	1.5(b)
Escrow Notice	1.5(b)
Fair Market Value	3.1(e)
Good Reason	3.1(f)
Holders	1.5(a)
Incentive Securities	3.1(g)
Newly Issued Securities	1.6(a)
Offer	1.3(a)
Option Purchase Price	3.3(a)(ii)